EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

1.   The Park Avenue Bank, Valdosta, Georgia1

    PAB Holdings, Inc.2
    PAB Investments, Inc.1
    FCB Holdings, Inc.2
    FCB Investments, Inc.1
    FCB Properties, LLC1

2.   PAB Bankshares Capital Trust I 2

1   State of incorporation or organization is Delaware.
2   State of incorporation or organization is Georgia.